Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
May 1, 2019

Southern Company reports first-quarter 2019 earnings

ATLANTA - Southern Company today reported first-quarter 2019 earnings of $2.08 billion, or $2.01 per share, compared with earnings of $938 million, or 93 cents per share, in the first quarter of 2018.

Excluding the items described in the “Net Income - Excluding Items” table below, Southern Company earned $730 million, or 70 cents per share, during the first quarter of 2019, compared with $893 million, or 88 cents per share, during the first quarter of 2018.

Non-GAAP Financial Measures	Three Months Ended March
Net Income - Excluding Items (in millions)	2019	2018
Net Income - As Reported	$2,084	$938
Acquisition, Disposition, and Integration Impacts	(2,499)	62
Tax Impact	1,189	(5)
Estimated Loss on Plants Under Construction	4	44
Tax Impact	(1)	(11)
Wholesale Gas Services	(63)	(139)
Tax Impact	16	35
Earnings Guidance Comparability Items:
Adoption of Tax Reform	-	(31)
Net Income - Excluding Items	$730	$893
Average Shares Outstanding - (in millions)	1,038	1,011
Basic Earnings Per Share - Excluding Items	$0.70	$0.88
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers year-over-year for the first quarter 2019 were negatively impacted as a result of divested earnings and milder weather at the state-regulated electric utilities.

“Southern Company’s major business units are off to a good start for the year,” said Chairman, President and CEO Thomas A. Fanning. “I am extremely pleased with our performance year-to-date, and believe we are well-positioned to achieve our financial targets for 2019. In addition, we just completed a review of the Plant Vogtle project and I’m pleased to report that we still expect to meet our targets for cost and the regulatory-approved schedule for the completion of the new nuclear units.”

First quarter 2019 operating revenues were $5.41 billion, compared with $6.37 billion for the first quarter of 2018, a decrease of 15.1 percent. This decrease was primarily related to a reduction in revenue resulting from the sale of Gulf Power and other assets that are no longer affiliated with Southern Company.

Southern Company’s first quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 8 a.m. Eastern Time today, during which Fanning and Chief Financial Officer Andrew W. Evans will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company

Southern Company (NYSE: SO) is a leading energy company serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers across America, a leading distributed energy infrastructure company, a fiber optics network and telecommunications services. Southern Company brands are known for excellent customer service, high reliability and affordable prices below the national average. For more than a century, we have been building the future of energy and developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Through an industry-leading commitment to innovation and a low-carbon future, Southern Company and its subsidiaries develop the customized energy solutions our customers and communities require to drive growth and prosperity. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and govern our business to the benefit of our world. Our corporate culture and hiring practices have been recognized nationally by the U.S. Department of Defense, G.I. Jobs magazine, DiversityInc, Black Enterprise, Forbes and the Women’s Choice Award. To learn more, visit www.southerncompany.com.

Cautionary Note Regarding Forward-Looking Statements:
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning expected cost and schedule for completion of Plant Vogtle units 3 and 4 and achievement of financial targets. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company's Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory changes, including tax and environmental laws and regulations and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; the extent and timing of costs and legal requirements related to coal combustion residuals; current and future litigation or regulatory investigations, proceedings, or inquiries, including litigation and other disputes related to the Kemper County energy facility; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company's subsidiaries operate, including from the development and deployment of alternative energy sources; variations in demand for electricity and natural gas; available sources and costs of natural gas and other fuels; the ability to complete necessary or desirable pipeline expansion or infrastructure projects, limits on pipeline capacity, and operational interruptions to natural gas distribution and transmission activities; transmission constraints; effects of inflation; the ability to control costs and avoid cost and schedule overruns during the development, construction, and operation of facilities, including Plant Vogtle Units 3 and 4, which includes components based on new technology that only recently began initial operation in the global nuclear industry at this scale, and including changes in labor costs, availability and productivity; challenges with management of contractors, subcontractors or vendors; adverse weather conditions; shortages, increased costs or inconsistent quality of equipment, materials, and labor; contractor or supplier delay; nonperformance under construction, operating, or other agreements; operational readiness, including specialized operator training and required site safety programs; engineering or design problems; design and other licensing-based compliance matters, including the timely resolution of Inspections, Tests, Analyses, and Acceptance Criteria and the related approvals by the U.S. Nuclear Regulatory Commission (“NRC”); challenges with start-up activities, including major equipment failure and system integration; and/or operational performance; the ability to construct facilities in accordance with the requirements of permits and licenses (including satisfaction of NRC requirements), to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; investment performance of the employee and retiree benefit plans and nuclear decommissioning trust funds; advances in technology; ongoing renewable energy partnerships and development agreements; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to return on equity, equity ratios and fuel and other cost recovery mechanisms; the ability to successfully operate the electric utilities' generating, transmission, and distribution facilities and Southern Company Gas' natural gas distribution and storage facilities and the successful performance of necessary corporate functions; legal proceedings and regulatory approvals and actions related to construction projects, such as Plant Vogtle Units 3 and 4 and pipeline projects, including public service commission approvals and Federal Energy Regulatory Commission and NRC actions; under certain specified circumstances, a decision by holders of more than 10% of the ownership interests of Plant Vogtle Units 3 and 4 not to proceed with construction, and the ability of other Vogtle owners to tender a portion of their ownership interests to Georgia Power following certain construction cost increases; in the event Georgia Power becomes obligated to provide funding to Municipal Electric Authority of Georgia (“MEAG”) with respect to the portion of MEAG’s ownership interest in Plant Vogtle Units 3 and 4 involving Jacksonville Electric Authority, any inability of Georgia Power to receive repayment of such funding; the inherent risks involved in operating and constructing nuclear generating facilities; the inherent risks involved in transporting and storing natural gas; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, including the proposed dispositions of Plant Mankato and the Nacogdoches biomass-fueled facility, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on the Southern Company system's business resulting from cyber intrusion or physical attack and the threat of physical attacks; interest rate fluctuations and financial market conditions and the results of financing efforts; access to capital markets and other financing sources; changes in Southern Company's and any of its subsidiaries' credit ratings; the ability of Southern Company's electric utilities to obtain additional generating capacity (or sell excess generating capacity) at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events or other similar occurrences; the direct or indirect effects on the Southern Company system's business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure, or operation of generating or storage resources; impairments of goodwill or long-lived assets; and the effect of accounting pronouncements issued periodically by standard-setting bodies. Southern Company expressly disclaims any obligation to update any forward‐looking information.

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